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As filed with the Securities and Exchange Commission on September 28, 2001.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	77-050710 (I.R.S. Employer Identification Number)
1601 McCarthy Boulevard Milpitas, California (Address of Principal Executive Offices)	95035 (Zip Code)

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /x/

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Preferred Stock Purchase Rights

Item 1.  Description of Registrant's Securities to be Registered.

    Effective September 27, 2001, Sage, Inc., a Delaware corporation (the "Company"), amended and restated that certain Rights Agreement, dated as of June 1, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent, in order to effect the following amendments:

  1.
  Until the termination of the Agreement and Plan of Merger and Reorganization by and between Genesis Microchip Incorporated, a Nova Scotia company ("Genesis"), and Company, dated as of September 27, 2001 (the "Merger Agreement"), an Acquiring Person shall not include Genesis or any of its affiliates, individually or taken together, provided that Genesis is in compliance with all material terms, conditions and obligations imposed upon it by the Merger Agreement.

  2.
  Effect certain nonmaterial corrections thereto.

ITEM 2.  Exhibits.

Exhibit	Description

1	Rights Agreement, dated as of June 1, 2001, between the Company and Mellon Investor Services LLC, which includes as Exhibit A the form of Rights Certificate, as Exhibit B a Summary of Rights to Purchase Preferred Stock, and as Exhibit C the form of Certificate of Designation of the Series A Preferred Stock, is incorporated by reference from the Sage Inc. Registration Statement on Form 8-A, dated June 5, 2001.
2	First Amended and Restated Rights Agreement, dated as of September 27, 2001, between the Company and Mellon Investor Services LLC.

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SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 28, 2001	SAGE, INC.

	By:	/s/ SIMON P. WESTBROOK Simon P. Westbrook Chief Financial Officer

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  Item 1. Description of Registrant's Securities to be Registered.
  ITEM 2. Exhibits.
SIGNATURE